UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 5, 2010

MANDALAY MEDIA, INC.
(Exact name of registrant as specified in its charter)

Delaware	00-10039	22-2267658
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2121 Avenue of the Stars, Suite 2550
Los Angeles, CA 90067
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (310) 601-2500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On April 5, 2010, Paul Schaeffer resigned as Interim Chief Executive Officer of Mandalay Media, Inc. (the “Company”). It was reported on March 24, 2010 that Mr. Schaeffer was appointed Interim Chief Executive Officer of the Company.  Mr. Schaeffer will continue to serve as a director of the Company and as Vice Chairman of the Board of Directors (“Board”).

Also on April 5, 2010, the Board appointed Ray Schaaf to the Board.  Mr. Schaaf also serves as President of the Company.

Mr. Schaaf, age 48, has 25 years of digital media experience, including games, content, ecommerce, and mobile industries. Prior to joining the Company, from 2007 to 2009, Mr. Schaaf served as president and chief executive officer of Arcadia Entertainment, Inc. From 2005 to 2007, Mr. Schaaf was chief operating officer of Navio, a digital content, ecommerce, and promotions solution provider to Fox Interactive Media, Shockwave, Disney, Sony BMG, EMI, and MasterCard. Prior to Navio, he was president of publishing at Glu Mobile.  Prior to Glu Mobile, he served as president of Intershop, where he oversaw the Americas and APAC operations.  Prior to Intershop, Mr. Schaaf was chief executive officer and president of XMARC, where he launched the first location-based application deployed on a public wireless network. He also has held executive management positions at Veritas Software, NeXT Computers, and Ziff Davis. Mr. Schaaf received his B.S. degree in business from Boston College.

Mr. Schaaf does not have any family relations with any directors or executive officers of the Company. There are no transactions to which the Company is a party in which Mr. Schaeffer has a material interest that are required to be disclosed under Item 404(a), as modified by Item 404(d)(1) of Regulation S-K.

On April 7, 2010, Keith McCurdy and Richard Spitz each resigned as a director of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MANDALAY MEDIA, INC

Date: April 9, 2010	By:	/s/ Ray Schaaf
Ray Schaaf
President